Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, and 333-273751) on Form S-8 and (Nos. 333-207141, 333-226729, 333-233913, and 333-239498) on Form S-3 of our report dated July 3, 2023 with respect to the consolidated financial statements of tZERO Group, Inc.

/s/ BAKER TILLY US, LLP
New York, New York
June 24, 2024